YUM! BRANDS, INC.
LONG TERM INCENTIVE PLAN

FORM OF GLOBAL YUM! NON-QUALIFIED STOCK OPTION AGREEMENT

This Global YUM! Non-Qualified Stock Option Agreement is made as of the __ day of _______, 20__, by and between YUM! Brands, Inc., a North Carolina corporation having its principal office at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A. (“YUM!”), and [Insert] (the “Optionee”).
W I T N E S S E T H:
WHEREAS, the shareholders of YUM! approved the YUM! Brands, Inc. Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;
WHEREAS, pursuant to authority granted to it in said Plan, the Management Planning and Development Committee of the Board of Directors of YUM! (the “Committee”), has granted to the Optionee options to purchase the number of shares of YUM! common stock set forth below;
WHEREAS, options granted under the Plan are to be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine;
WHEREAS, capitalized terms used but not defined in this Global YUM! Non-Qualified Stock Option Agreement shall have the meaning set forth in the Plan;
NOW, THEREFORE, it is mutually agreed as follows:
1.Grant. In consideration of the Optionee remaining in the employ of YUM! or one of its divisions or direct or indirect Subsidiaries (collectively the “Company”), YUM! hereby grants to the Optionee, as of _______ __, 20__ (the “Grant Date”), on the terms and conditions set forth in this Global YUM! Stock Option Agreement, including any country-specific terms and conditions for the Optionee’s country set forth in the attached appendix (the “Appendix” and together with the Global YUM! Non-Qualified Stock Option Agreement, the “Agreement”) and the Plan, the right and option to purchase (XXX) shares of Stock (the “Covered Shares”), at an Exercise Price of $xx.xx per share, which was the Closing Value (as defined in Section 25) of a share of Stock on the Grant Date. The right to purchase each such share is referred to herein as an “Option”.

2.Exercisability.

(a)Provided the Optionee remains continuously employed by the Company through the applicable vesting date and subject to the terms and conditions of this Agreement including, without limitation, Section 4, the Options shall vest and become exercisable (i) with respect to one-fourth (1/4) of the Covered Shares on the one-year anniversary of the Grant Date (i.e., ________ __, 20__, which is referred to as the “Initial Vesting Date”), and (ii) after the Initial Vesting Date, with respect to an additional one-fourth (1/4) of the Covered Shares at each of (1) the two-year anniversary of the Grant Date, (2) the three-year anniversary of the Grant Date, and (3) the four-year anniversary of the Grant Date, respectively.

(b)Exercisable Options must be exercised no later than 4PM Eastern Standard Time (“EST”), _________ __, 20__. The time during which Options are exercisable is referred to as the “Option Term”. If the expiration date falls on a New York Stock Exchange market holiday or weekend, 4PM EST will mean the business day prior to the expiration date.

(c)Once exercisable and until the end of the Option Term or such earlier date of the termination of the Options as set forth in Section 4, all or a portion of the exercisable Options may be exercised from time to time and at any time under procedures that the Committee shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time. Fractional Options may not be exercised and no fractional shares shall be purchasable or deliverable hereunder. No omission to exercise an Option shall result in the lapse of any other Options granted hereunder until the forfeiture, expiration or termination of such Option. The Options shall terminate and expire no later than the end of the Option Term.

3.Exercise Procedure. Subject to the terms and conditions set forth herein, Options may be exercised by giving notice of exercise to Merrill Lynch, the stock plan administrator (or any other stock plan administrator or vendor designated by YUM!) in the manner specified from time to time by YUM! or the stock plan administrator. The aggregate Exercise Price for the shares being purchased, together with any Tax-Related Items (as defined in Section 6 below) the Company may be required to withhold upon such exercise, must be paid in full at the time of issuance of such shares, which may be by (a) for Optionees who reside in the U.S. only, tendering previously acquired shares of Stock (or delivering a certification of ownership of such shares), or (b) through a “cashless exercise” (subject to applicable legal restrictions).

4.Effect of Termination of Employment, Death, Retirement and Special Termination.

(a)The Optionee shall have a period of 90 days following the Optionee’s termination of employment with the Company (as determined in accordance with Section 7(h) below) to exercise Options that are vested and exercisable as of the Optionee’s last day of employment, but such exercise period shall not extend beyond the end of the Option Term. Except as otherwise provided in this Section 4 or as otherwise provided by the Committee, the Options shall automatically expire, and no Option may be exercised after, such 90-day period (or, if earlier, the last day of the Option Term).

(b)In the event the Optionee’s employment with the Company is involuntarily terminated by the Company other than for cause, including without limitation as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, the Optionee and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of the Optionee’s position within the Company, or (iii) the selection of the Optionee for work force reduction (whether voluntary or involuntary), the Options will also pro rata vest on a monthly basis for the vesting period in which the termination occurs such that a portion of the Optionee’s otherwise unvested Options for that vesting period will vest based upon the time the Optionee was employed during the vesting period up to the last day of employment (as determined in accordance with Section 7(h) below) and all unvested Options will be forfeited and become unexercisable. In the event the Optionee’s employment with the Company is terminated for cause, the Optionee’s outstanding

Options will be forfeited and become unexercisable upon such termination unless otherwise provided by the Committee.

(c)In the event the Optionee’s employment with the Company is terminated by reason of Optionee’s death, the Options will immediately vest as of the date of Optionee’s death. The Optionee’s Options vested pursuant to this paragraph may be exercised before the earlier of: (i) the five year anniversary of the Optionee’s death or (ii) the end of the Option Term set forth in this Agreement

(d)In the event the Optionee’s employment with the Company is terminated by reason of Retirement (as defined in Section 24), and such Optionee is Retirement eligible on his or her date of Retirement, the Optionee’s Options will continue to vest following Optionee’s Retirement through the fourth anniversary of the Grant Date, provided that Optionee remains actively employed by YUM! through the one year anniversary of the Grant Date. The Optionee’s Options that vest pursuant to this paragraph must be exercised before the earlier of: (i) the five year anniversary of the Optionee’s Retirement or (ii) the end of the Option Term set forth in this Agreement and all unvested Options will be forfeited

(e)(a)    In the event the Optionee’s employment with the Company is terminated by reason of a Special Termination (as defined in Section 25), the Options will pro rata vest 25), the YUM! Stock Option will vest in accordance with the following: (i) if the Special Termination occurs as a result of a Special Termination as defined in Section 25(c)(i), pro rata on a monthly basis for the vesting period in which the termination occurs such that a portion of the Optionee’s otherwise unvested Options for the vesting period in which the termination occurs will vest based on the time the Optionee was employed during the vesting period up to the last day of employment (as determined in accordance with Section 7(h) below) and all unvested Options will be forfeited and (ii) if the Special Termination occurs as a result of a Special Termination as defined in Section 25(c)(ii), in accordance with the vesting schedule otherwise applicable to the options as set forth in this Agreement as though employment with the franchisee were not termination with the Company. The Optionee’s vested Options may be exercised during the Option term in accordance with this Agreement.

5.Compensation Recovery Policy.

(a)The Optionee acknowledges and agrees that the Options granted to Optionee under this Agreement shall be subject to the YUM! Brands, Inc. Compensation Recovery Policy, amended and restated January 1, 2015 (“Compensation Recovery Policy”), and as in effect on the date of this Agreement.

(b)This Agreement is a voluntary agreement, and each Optionee who has accepted the Agreement has chosen to do so voluntarily. The Optionee understands that all Options provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on the Company’s financial statements not being subject to a material restatement. As a condition of the Agreement, the Optionee specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Options for any individual party to such an agreement due to a material restatement of the Company’s financial statements, as provided in Yum’s Compensation Recovery Policy. In the event that amounts have been paid to the Optionee pursuant to the Agreement and the Committee determines that the Optionee must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, the Optionee agrees, as a condition of being awarded such rights, to make such repayments.

6.Responsibility for Taxes. Regardless of any action YUM! or the Optionee’s employer (if different) (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan that are legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by YUM! or the Employer. The Optionee further acknowledges that YUM! and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant, vesting or exercise of the Options, the subsequent sale of shares acquired under the Plan and the receipt of any dividends; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee becomes subject to tax and/or social security contributions in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Optionee acknowledges that YUM! and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable, tax and/or social security contribution withholding event, the Optionee shall pay or make adequate arrangements satisfactory to YUM! and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes YUM! and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to him or her by YUM! and/or the Employer; or (ii) withholding from the proceeds of the sale of shares acquired upon exercise of an Option, either through a voluntary sale or through a mandatory sale arranged by YUM! (on the Optionee’s behalf pursuant to this authorization); or (iii) withholding in shares to be issued upon exercise of an Option. To avoid negative accounting treatment, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Optionee will be deemed to have been issued the full number of shares subject to the exercised Options, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.
Finally, the Optionee shall pay to YUM! or the Employer any amount of Tax-Related Items that YUM! or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan or Optionee’s acquisition of shares upon exercise of the Option that cannot be satisfied by the means previously described. YUM! may refuse to honor the exercise and refuse to issue or deliver the shares or the proceeds of the sale of the shares to the Optionee if the Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.
7.Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by YUM! and is discretionary in nature;

(b)	all decisions with respect to future option grants, if any, will be at the sole discretion of YUM!;

(c)	the Optionee is voluntarily participating in the Plan;

(d)	the Options and any shares of Stock (or cash) acquired under the Plan are not part of normal or expected compensation or salary;

(e)	the Option grant and the Optionee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with YUM! or the Employer or any Subsidiary or affiliate of YUM!;

(f)	the future value of the underlying shares is unknown and cannot be predicted with certainty;

(g)	if the underlying shares do not increase in value, the Options will have no value;

(h)
in the event of termination of Optionee’s employment with the Company (whether or not in breach of local labor laws), the Optionee’s right to receive the Options and vest in the Options under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed with the Company (subject to the terms and conditions of the Agreement) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment with the Company (whether or not in breach of local labor laws), the Optionee’s right to exercise the Options after termination of employment, if any, will be measured by the last day of Optionee’s active employment with the Company (subject to the terms and conditions of the Agreement) and will not be extended by any notice period mandated under local law. The Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed with the Company for purposes of his or her Option grant;

(i)
by accepting the stock options covered by this Agreement, Optionee agrees to an amendment to the terms of all prior Global YUM! Nonqualified Stock Option Agreements between the Company and Optionee pursuant to which there are currently unvested or unexercised Options outstanding, to add a new Section 13 to such Agreements which is identical to Section 13, Restrictive Covenants, of this Agreement.

(j)	for Optionees who reside outside the U.S., the following additional provisions shall apply:

(i)	the Options and any shares (or cash) acquired under the Plan are not intended to replace any pension rights or compensation;

(ii)
the Options and the shares (or cash) acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to YUM! or to the Employer and are outside the scope of the Optionee’s employment contract, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for YUM! or the Employer; and

(iii)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of the Optionee’s employment by YUM! or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Options to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, waives his or her ability, if any, to bring any such claim and releases the Company from any such claim if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

8.No Advice Regarding Grant. YUM! is not providing any tax, legal or financial advice, nor is YUM! making any recommendations regarding the Optionee’s participation in the Plan, or his or her acquisition or sale of the underlying shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

9.Adjustment for Change in Common Stock. As set forth in the Plan, in the event of any change in the outstanding shares of Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares which the Optionee may purchase pursuant to the Options and the Exercise Price at which the Optionee may purchase such shares shall be adjusted appropriately in the Committee’s sole discretion.
10.Nontransferability. These Options are personal to the Optionee and, during his or her lifetime, may be exercised only by the Optionee. The Options shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void without the express consent of the Committee. In the event of the Optionee’s death, the Options may be exercised by the Optionee’s designated beneficiary (or, if none, his or her legal representative).

11.Change in Control. Notwithstanding anything in this Agreement to the contrary (including Section 4 above), if the Optionee is employed on the date of a Change in Control (as defined in the Plan), and the Optionee’s employment is involuntarily terminated by the Company (other than for cause) on or within two years following the Change in Control, the outstanding Options shall become fully and immediately exercisable. If the employment of the Optionee is terminated by the Company (other than for cause) on or within two years following a Change in Control, all outstanding Options shall continue to be exercisable at any time within three years after the date of such termination of employment, but in no event after the end of the Option Term.

12.Notices. Any notice to be given to YUM! under the terms of this Agreement shall be addressed to YUM! at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A., Attention: Vice President, Compensation and Benefits, or such other address (including any email address) as YUM! may hereafter designate to the Optionee. Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal or other official postal service for the Optionee’s country.

13.Restrictive Covenants. By accepting the Options, and in consideration of these rights and receipt of confidential information from the Company during his or her employment, Optionee specifically agrees to the restrictive covenants contained in this Section 13 (the “Restrictive Covenants”) and agrees that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company. Sections 13(b) and 13(c) apply to Optionees who are Level 15 employees (or the equivalent of Level 15 employee) of the Company or above.

(a)Confidentiality. In consideration for receiving the Options, Optionee acknowledges that the Company is engaged in a competitive business environment and has a substantial interest in protecting its confidential information. Optionee agrees that he or she has received and continues to receive, by virtue of his or her position with the Company, access to confidential information (including trade secrets) related to the Company and its business, and Optionee agrees, during his or her employment with the Company and thereafter, and in consideration of receiving such information to maintain the confidentiality of the Company’s confidential information and to use such confidential information for the exclusive benefit of the Company, except where disclosure is required to be made to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)Competitive Activity. During Optionee’s employment with the Company and for one year following the termination of Optionee’s employment for any reason whatsoever, Optionee agrees and covenants that: Optionee shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform any services, work or consulting for one or more Competitor Companies anywhere in the world. A “Competitor Company” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) and (ii) any company or other entity that is a delivery-oriented restaurant; and (iii) any entity under common control with an entity included in (i) or (ii), above. Competitor Companies covered under this definition include, but are not limited to: McDonald’s, Domino’s Pizza, Starbucks, Wendy’s, Papa John’s, Restaurant Brands International (including Burger King, Tim Horton’s and Popeye’s Chicken), Culver’s, In-N-Out Burger, Sonic, Hardee’s, Arby’s, Jack-in-the-Box, Chick-fil-A, Chipotle, Q-doba, Panera Bread, Subway, Dunkin’ Brands, Five Guys, Bojangles, Church’s, Del Taco, Little Caesars, Subway, Dico’s, Jollibee, Blaze, MOD Pizza, Olive Garden, JAB Holding Company, Darden Restaurants, Inspire Brands and Focus Brands, and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates, franchisee organizations, cooperatives or any organization in which they have an interest and which are involved in the QSR restaurant industry anywhere in the world, or which otherwise compete with Yum Brands, Inc.

In the event that any portion of this Section 13(b) shall be determined by a court or arbitrator to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court or arbitrator in such action. Optionee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
Notwithstanding the forgoing, the provisions of this Section 13(b) are not applicable to an Optionee who is a resident of California and provides the majority of his or her services to the Company within California.
(c)Non-Solicitation. During Optionee’s employment and for eighteen months following the later of (i) termination of Optionee’s employment for any reason whatsoever or (ii) the last scheduled award vesting date, Optionee shall not:

(i)	induce or attempt to induce any employee of the Company to leave the employ of Company;

(ii)	induce or attempt to induce any employee of the Company to work for, render services to, or provide advice to any third party;

(iii)
induce or attempt to induce any current or former employee of the Company to supply confidential information of Company to any third party, except where disclosure is required to be made to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal;

(iv)	employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Optionee may be associated, connected or affiliated;

(v)
induce or attempt to induce any customer, franchisee, supplier, licensee, licensor or other business relation of Company to cease doing business with Company, or in any way interfere with the then existing business relationship between any such customer, franchisee, supplier, licensee, licensor or other business relation and Company; or

(vi)
assist, solicit, or encourage any other third party, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Optionee. In particular, Optionee will not, directly or indirectly, induce any employee of Company to carry out any such activity.

Notwithstanding the forgoing, the provisions of this Section 13(c) are not applicable to a Optionee who is a resident of California and provides the majority of his or her services to the Company within California.
The Company and Optionee agree that the provisions of this Section 13 contain restrictions that are not greater than necessary to protect the interests of the Company.
(d)Partial Invalidity. If any portion of this Section 13 is determined by a court or arbitrator to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator in such action. Optionee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(e)Clawback & Recovery. Optionee agrees that a breach of any of the Restrictive Covenants set forth in this Section 13 would cause material and irreparable harm to the Company. Accordingly, Optionee agrees that if the Committee, in its sole discretion, determines that Optionee has violated any of the Restrictive Covenants contained in this Section 13, either during employment with the Company or after such employment terminates for any reason, the following rules shall apply:

(i)
The Committee may (A) terminate such Optionee’s participation in the Plan and/or (B) send a “Recapture Notice” that will (1) cancel all or a portion of this or any outstanding Options, (2) require the return of any shares of Stock received upon exercise of this or any prior Options and/or (3) require the reimbursement to the Company of any net proceeds received from the sale of any shares of Stock acquired as a result of such exercise or exercises.

(ii)
Under this Section 13, the obligation to return shares of Stock received and/or to reimburse the Company for any net proceeds received, pursuant to a Recapture Notice, shall be limited to shares and/or proceeds received by Optionee within the period that is one year prior to and one year following the Optionee’s termination of employment.

(iii)
The Committee has sole and absolute discretion to take action or not to take action pursuant to this Section 13 upon determination of a breach of a Restrictive Covenant, and its decision not to take action in any particular instance shall not in any way limit its authority to send a Recapture Notice in any other instance.

(iv)
Any action taken by the Committee pursuant to this Section 13(e) is without prejudice to any other action the Committee may choose to take upon determination that the Optionee has violated a Restrictive Covenant contained herein.

(v)	This Section 13(e) will cease to apply upon a Change in Control.

(f)Right of Set Off. By accepting the Options, Optionee agrees that the Company may set off any amount owed to Optionee (including wages or other compensation, fringe benefits or vacation pay) against any amounts Optionee owes under this Section 13.

14.Binding Effect.

(a)This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to YUM!, whether by merger, consolidation or the sale of all or substantially all of YUM!’s assets. YUM! will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of YUM! to expressly assume and agree to perform this Agreement in the same manner and to the same extent that YUM! would be required to perform if no such succession had taken place.

(b)This Agreement shall be binding upon and inure to the benefit of the Optionee or his or her legal representative and any person to whom the Options may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.

15.Receipt of Prospectus. The Optionee hereby acknowledges that he or she has received a copy of YUM!’s Prospectus relating to the Options, the shares covered thereby and the Plan, and that he or she fully understands his or her rights under the Plan.

16.Data Protection. This Section 16 applies if the Optionee resides outside the U.S. By entering into this Agreement, the Optionee:

(a)    hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials, by and among, as applicable, the Employer, YUM! and any Subsidiary or affiliate of YUM!, for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan;
(b)    acknowledges that YUM! and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Options or any other entitlement to Stock outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);
(c)    acknowledges and agrees that Data may be transferred to Merrill Lynch or such other service provider as may be selected by YUM!, which is assisting with the implementation, administration and management of the Plan (presently or in the future), that these recipients may be located in the Optionee’s country of residence or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections to those of the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative; and
(d)    authorizes the Employer, YUM!, Merrill Lynch and any other possible recipients which may assist YUM! (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares acquired under the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
17.Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any Operating Guidelines or other policies or regulations which govern administration of the Plan, which shall be controlling. YUM! reserves its right to amend or terminate the Plan at any time without the consent of the Optionee; provided, however, that Options outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby, as set forth in Section 7 of the Plan. All interpretations or determinations of the Committee shall be final, binding and conclusive upon the Optionee and his or her legal representatives on any question arising hereunder or under the Plan, the Operating Guidelines or other policies or regulations which govern administration of the Plan.

18.Rights to Future Grants; Compliance with Law. By entering into this Agreement, the Optionee acknowledges and agrees that the Award and acceptance of Options pursuant to this Agreement is voluntary and occasional and does not entitle the Optionee to future grants of stock options or other awards in the future under the Plan or any other plan, even if options have been granted repeatedly in the past. The Optionee further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and Stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations. The Optionee shall have no rights as a shareholder of YUM! until an Option is exercised and shares subject thereto have been issued to the Optionee.

19.Governing Law & Venue. The Optionee’s participation in the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

For purposes of litigating any dispute that arises in connection with this grant, the Optionee’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Kentucky and agree that such litigation shall be conducted in the courts of Jefferson County, Kentucky, or the federal courts for the United States for the Western District of Kentucky, where this grant is made and/or to be performed.
20.Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by YUM! or a third party designated by YUM!.

22.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23.Imposition of Other Requirements. The Committee reserves the right to impose other requirements on the Optionee’s participation in the Plan and on any Stock acquired under the Plan, to the extent the Committee determines it is necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan, and to require the Optionee to accept the terms of any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Appendix. Notwithstanding any provisions herein, the Optionee’s participation in the Plan shall be subject to any special terms and conditions set forth in the Appendix for his or her country (attached hereto). Moreover, if the Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Optionee, to the extent Committee determines in its sole discretion that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

25.Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)“Closing Value” of a share of Stock on any date shall mean an amount equal to the closing sales price of a share of Stock as reported on the composite tape for securities listed on The New York Stock Exchange, on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the preceding day on which sales were made on such Exchange), rounded to two decimal places.

(b)“Retirement” shall have the meaning used in the YUM! Retirement Plan, as then in effect, whether it occurs on the Optionee’s Normal Retirement Date or Early Retirement Date, or in the event the such Retirement Plan does not apply to the Optionee, “Retirement” shall mean termination of employment by the Optionee on or after the Optionee’s attainment of age 55 and 10 years of service or age 65 and 5 years of service (and not for any other reason). Notwithstanding the definition of Retirement set forth immediately above, if YUM! receives an opinion of counsel that there has been a legal judgment and/or legal development in the Optionee’s jurisdiction that would likely result in the favorable retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable retirement treatment at the time of the Optionee’s termination of employment and the Options shall automatically expire upon, and no Option may be exercised after, the termination of the Optionee’s employment with the Company.

(c)“Special Termination” means, (i) with respect to an Optionee who has been approved as a franchisee by YUM! or any of its affiliates, the Optionee’s termination of employment with the Company (other than a termination by the Company for cause) to become, immediately following such termination, a franchisee of YUM! or one of its affiliates. Optionees who do not meet the foregoing requirements may not have a Special Termination and (ii) with respect to any Participant, the Participant’s termination of employment with the Company (other than a termination by the Company for cause) to become, immediately following such termination, an employee of a franchisee of YUM! or one of its Subsidiaries as approved by an officer of YUM!.

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF THE
YUM BRANDS, INC.
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides in one of the non-U.S. countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2015. Such laws are often complex and change frequently. As a result, YUM! strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Optionee exercises the Option or sell shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation and YUM! is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.
Finally, the Optionee understands that if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after the date of grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Optionee, and YUM! shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 (e.g., to transfer the Exercise Price or proceeds from the sale of shares acquired under the Plan) must be reported to the German Federal Bank(Bundesbank). The report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of the report (Allgemeine Meldeportal Statistik) can be obtained via the Bundesbank's website (www.bundesbank.de) in English and German. The Optionee will be responsible for satisfying this reporting obligation.

HONG KONG
Terms and Conditions
Securities Law Compliance. To facilitate compliance with securities laws in Hong Kong, the Optionee agrees not to sell the shares issued upon exercise of the Options within six months of the Option grant date.
Notifications
Securities Law Notification. Warning: This offer of Options and the shares to be issued upon exercise of the Options do not constitute a public offer of securities and are available only to employees of YUM! or a Subsidiary. The Agreement, including this Appendix, and the Plan have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong nor have the documents been reviewed by any regulatory authority in Hong Kong. The Optionee is advised to exercise caution in relation to the offer. If the Optionee has any doubt about any of the contents of the Agreement, this Appendix or the Plan, the Optionee should obtain independent professional advice.
NETHERLANDS
No country-specific requirements apply.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 7 of the Agreement:
In accepting the Options, the Optionee consents to participation in the Plan and acknowledges that he or she has received a copy of the prospectus (also referred to as the Memorandum) and that the Plan will be provided upon request.
The Optionee understands that YUM! has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to individuals who meet the eligibility requirements set forth in the Plan. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind YUM! or any Subsidiary or affiliate, other than to the extent set forth in the Agreement. Consequently, the Optionee understands that the Options are offered on the assumption and condition that the Options and any shares acquired under the Plan are not part of any employment contract (either with YUM! or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, the Optionee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of the Options since the future value of the underlying shares is unknown and unpredictable. In addition, the Optionee understands that this offer would not be made but for the assumptions and conditions referred to herein; thus, the Optionee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Options shall be null and void.

Further, the Optionee understands that in the event of his or her termination of employment, the Option may cease vesting immediately effective on the date the Optionee is no longer actively employed (as determined in accordance with Section 7(g) of the Agreement), unless otherwise specifically provided in the “Effect of Death, Retirement, Total Disability and Termination of Employment” section of the Agreement. This may be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without good cause; (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates service due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates service due to a unilateral breach of contract by YUM! or a Subsidiary; or (5) the Optionee employment terminates for any other reason whatsoever. The Optionee acknowledges that the Optionee has read and specifically accepts the conditions referred to in the “Exercisability,” “Effect of Death, Retirement, Total Disability and Termination of Employment” and “Nature of Grant” sections of the Agreement.
Notifications
Exchange Control Information. Exchange Control Notification. The Optionee must declare the acquisition of shares to the Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Industry, Tourism and Commerce, for statistical purposes. The Optionee must also declare ownership of any shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares are owned. In addition, the sale of shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold, in which case, the filing is due within one month after the sale.
Foreign Asset/Account Reporting Information. The Optionee is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, effective January 1, 2013, to the extent that the Optionee holds shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, the Optionee will be required to report information on such assets in his or her tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000. If the value of such shares and/or accounts as of December 31 does not exceed €50,000, a summarized form of declaration may be presented.
Securities Law Notification. The grant of Options and the shares issued pursuant to the exercise of the Options are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.
VIETNAM
No country-specific provisions, provided the Participant is not a Vietnamese national. If the Participant is a Vietnamese national, different terms and conditions apply.

By electronically accepting the grant of the Options and participating in the Plan, the Optionee agrees to be bound by the terms and conditions in the Plan and this Agreement.

YUM! BRANDS, INC.

By:	/s/ Tracy Skeans
Tracy Skeans
YUM! Brands, Inc. Chief Transformation and People Officer